Exhibit 99.1

Press Release | For Distribution

Zix Reports Preliminary Fourth Quarter and Fiscal Year 2018 Results

DALLAS — January 15, 2019 — Zix Corporation (Zix) (NASDAQ: ZIXI), a leader in email security, today announced select preliminary financial results for the fourth quarter and fiscal year ended December 31, 2018.

Preliminary Fourth Quarter 2018 Results

Based on preliminary unaudited results, the company expects revenue for the fourth quarter of 2018 to be between $18.3 million and $18.4 million, which represents a new company quarterly record and an increase of 9% to 10% compared to $16.8 million in the fourth quarter of 2017.

The company expects New First Year Orders (NFYOs) to be between $3.0 million and $3.1 million, representing an increase of 20% to 23% compared to $2.5 million in the fourth quarter of 2017.

Annual contract value (ACV) is expected to be approximately $76.0 million, a new company record and an increase of 13% compared to $67.3 million at the end of the fourth quarter of 2017.

The company ended the quarter with $27.1 million in cash and no debt.

Management Commentary

“2018 was an incredibly positive year for Zix, as we continued to gain momentum in the email security market through our strong new customer acquisition and add-on success,” said David Wagner, Zix’s Chief Executive Officer. “As we have gradually built our cloud-based suite of email security solutions, we have been making great strides executing on our strategy, particularly with respect to becoming a partner of choice for customers migrating to the cloud. This has helped us to both make our best-of-breed, gold standard offering much stickier and to steadily scale the business. We entered fiscal 2019 with a robust backlog and building momentum, and look to continue driving growth in our email protection bundles and multi-tenant cloud platform. Ultimately, we believe this will translate into another year of profitable growth and increasing shareholder value for the company.”

Preliminary Fiscal Year 2018 Results

Based on preliminary unaudited results, the company expects revenue for fiscal 2018 to be a record $70.3 million to $70.4 million, which represents an increase of 7% compared to $65.7 million in fiscal year 2017.

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The company expects New First Year Orders (NFYOs) to be between $11.2 million to $11.3 million, representing an increase of 20% compared to $9.3 million in fiscal year 2017.

Complete financial results for the fourth quarter and fiscal year ended December 31, 2018 will be released on February 28, 2019. The conference call details will be announced approximately a week prior to the event.

Zix’s Chief Financial Officer Dave Rockvam commented: “Our strong New First Year Orders growth and record revenue enabled us to achieve our financial targets for the year. The work our team did in 2018 to acquire and integrate new technologies and increase our go-to-market motion and capabilities, coupled with our profitable growth financial model, has us well positioned for continued profitable growth in 2019.”

About Zix Corporation

Zix Corporation (Zix) is a leader in email security. Trusted by the nation’s most influential institutions in healthcare, finance and government, Zix delivers a superior experience and easy-to-use solutions for email encryption and data loss prevention, advanced threat protection, unified information archiving and bring your own device (BYOD) mobile security. Focusing on the protection of business communication, Zix enables its customers to better secure data and meet compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit www.zixcorp.com.

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Zix Company Contact Geoff Bibby (214) 370-2241 gbibby@zixcorp.com	Zix Investor Contact Matt Glover and Najim Mostamand, CFA Liolios Group, Inc. (949) 574-3860 ZIXI@liolios.com

Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements about forecasts of sales, revenue, earnings or earnings per share, potential benefits of strategic relationships, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Zix on the date this release was issued. Zix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including but not limited to risks or uncertainties related to year-end audit adjustments to previously reported preliminary unaudited financial information,

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market acceptance of both existing and new Zix solutions, changing market dynamics resulting from technological change and innovation as well as ongoing customer migration of IT solutions to the “cloud”, and how privacy and data security laws may affect demand for Zix data protection solutions. Zix may not succeed in addressing these and other risks. Further information regarding factors that could affect Zix financial and other results can be found in the risk factors section of Zix’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as those risk factors may be supplemented in subsequent filings.

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